Exhibit 99.1

 Eagle Bulk Shipping Inc. Reports Fourth Quarter 2019 Results

STAMFORD, CT, March 4, 2020 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) ("Eagle Bulk" or the “Company”), one of the world’s largest owner-operators within the Supramax/Ultramax segment, today reported financial results for the three months and year ended December 31, 2019.

Highlights for the Quarter:

•Generated net revenues of $71.5 million for the quarter

◦TCE revenues (1) for the quarter equated to $41.9 million.
◦Achieved a TCE (1) of $11,292 for the quarter.

•Realized a net loss for the quarter of $11.2 million or $0.16 per basic and diluted share

•Adjusted EBITDA(1) of $9.8 million for the quarter

•Took delivery of three Ultramax drybulk vessel acquisitions

•Upsized term loan by $34.3 million in order to fund vessel acquisitions and capital expenditures relating to the installation of scrubbers
Looking ahead into the first quarter of 2020, the Company has attained a TCE of $10,300 with approximately 85% of the available days fixed for the period thus far.

        Gary Vogel, Eagle Bulk’s CEO, commented, “With the onset of IMO2020, the fourth quarter proved to be a dynamic period for the shipping markets and one of major transition for Eagle. While our financial results in Q4 were impacted by increased offhire days due to our scrubber installations, I’m pleased to report that our program is now substantially complete with 38 ships commissioned.

From the outset, we were targeting to complete the scrubber retrofit project by IMO2020 implementation in order to maximize the benefit from our investment. We now own and operate the largest scrubber-fitted Supramax/Ultramax fleet in the world, and believe we have a competitive advantage with just 7% of the vessels in this segment being fitted. Two months into the new year, notwithstanding a challenging environment, we have thus far achieved a strong market outperformance, with our scrubber vessels contributing significantly.”

Fleet Operating Data

	Three Months Ended		For the Years Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Ownership Days	4,460	4,303	16,945	17,213
Chartered-in Days	646	850	3,583	3,294
Available Days	4,358	5,077	19,214	20,083
Operating Days	4,316	5,041	19,058	19,921
Fleet Utilization	99.0%	99.3%	99.2%	99.2%

Fleet Development

Vessels delivered into the fleet
•Hong Kong Eagle, an Ultramax (64k DWT / 2016-built) for $20.0 million
•Santos Eagle, an Ultramax (64K DWT / 2015-built) for $21.1 million
•Shanghai Eagle, an Ultramax (64K DWT / 2016-built) for $20.1 million

Results of Operations for the three months and years ended December 31, 2019 and 2018

For the three months ended December 31, 2019, the Company reported a net loss of $11.2 million, or $0.16 per basic and diluted share, compared to net income of $6.5 million, or $0.09 per basic and diluted share, in the same period for the prior year.
For the year ended December 31, 2019, the Company reported a net loss of $21.7 million, or $0.30 per basic and diluted share, compared to net income of $12.6 million, or $0.18 per basic and diluted share, for the year ended December 31, 2018.

Revenues, net

        Revenues, net for the three months ended December 31, 2019 were $71.5 million compared with $86.7 million in the comparable quarter in 2018. The decrease in revenue was primarily due to a decrease in charter hire rates as well as available days due to off-hire days for scrubber installations.

        Revenues, net for the year ended December 31, 2019 were $292.4 million compared to $310.1 million for the prior year. Revenues, net decreased by 6% compared to the prior year ended December 31, 2018 primarily due to a decrease in charter hire rates and a decrease in available days due to offhire related to scrubber installations. The decrease in available days was also due to the sale of four Supramax vessels during 2019, offset by the purchase of seven Ultramax vessels in 2019. The chartered-in days for the year ended December 31, 2019 were 3,583 compared to 3,294 in the prior year.

Voyage expenses

Voyage expenses for the three months ended December 31, 2019 were $21.4 million compared to $24.7 million in the comparable quarter in 2018. The decrease was mainly attributable to a lower number of available days due to scrubber installations and decreased bunker prices year over year.

Voyage expenses for the years ended December 31, 2019 and 2018 were $87.7 million and $79.6 million, respectively. Voyage expenses have primarily increased due to an increase in bunker consumption due to an increase in voyage charter days offset by a decrease in bunker prices in the current year compared to the prior year.

Vessel expenses

Vessel expenses for the three months ended December 31, 2019 were $22.3 million compared to $20.1 million in the comparable quarter in 2018. The increase in vessel expenses is mainly attributable to higher owned days, higher crew wages as well as start up costs related to the acquisition of six Ultramax vessels during the third and fourth quarters of 2019. The ownership days for the three months ended December 31, 2019 and 2018 were 4,460 and 4,303, respectively.

Average daily vessel operating expenses for our fleet for the three months ended December 31, 2019 and December 31, 2018 were $5,008 and $4,674, respectively.

Vessel expenses for the years ended December 31, 2019 and 2018 were $82.3 million and $81.3 million, respectively. The increase in vessel expenses is attributable to an increase in average daily vessel expenses due to increases in crew wages and vessel start-up expenses for the seven Ultramax vessels purchased in 2019, offset by a decrease in ownership days. The ownership days for the year ended December 31, 2019 were 16,945 compared to 17,213 for the prior year ended December 31, 2018.

        Average daily vessel operating expenses for our fleet for the year ended December 31, 2018 were $4,859 compared to $4,725 for the year ended December 31, 2018.

Charter hire expenses

Charter hire expenses for the three months ended December 31, 2019 were $8.2 million compared to $10.2 million in the comparable quarter in 2018. The decrease in charter hire expense was due to a decrease in the number of chartered in days partially offset by higher charter hire rates. The total chartered in days for the three months ended December 31, 2019 were 646 compared to 850 for the comparable quarter in the prior year.

Charter hire expenses for the years ended December 31, 2019 and 2018 were $42.2 million and $38.0 million, respectively. The increase in charter hire expenses in 2019 compared with 2018 was mainly due to an increase in charter hire operating days and a marginal increase in charter hire rates. The chartered-in operating days for 2018 were 3,583 compared to 3,294 in 2018. The Company currently charters in three vessels on a long-term basis.

Depreciation and amortization

Depreciation and amortization expense for the three months ended December 31, 2019 and 2018 was $11.3 million and $9.7 million, respectively. Total depreciation and amortization expense for the three months ended December 31, 2019 includes $9.5 million of vessel and other fixed asset depreciation and $1.8 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended December 31, 2018 were $8.2 million of vessel and other fixed asset depreciation and $1.5 million of amortization of deferred drydocking costs. The increase in depreciation expense is attributable to the increase in cost base due to the purchase of seven Ultramax vessels during 2019 partially offset by the sale of four vessels.

Depreciation and amortization expense for the years ended December 31, 2019 and 2018 was $40.5 million and $37.7 million, respectively. Total depreciation and amortization expense for the year ended December 31, 2019 includes $34.3 million of vessel and other fixed assets depreciation and $6.2 million relating to the amortization of deferred drydocking costs. Comparable amounts for the year ended December 31, 2018 were $32.4 million of vessel and other fixed assets depreciation and $5.4 million of amortization of deferred drydocking costs. The increase in depreciation expense is primarily due to an increase in the cost base of our owned fleet due to the acquisition of a total of nine vessels in 2018 and 2019 offset by the sale of two vessels in 2018 and four vessels in 2019.

General and administrative expenses

        General and administrative expenses for the three months ended December 31, 2019 and 2018 were $10.1 million and $8.5 million, respectively. General and administrative expenses include stock-based compensation of $1.0 million and $1.2 million for 2019 and 2018, respectively. The increase in general and administrative expenses was mainly attributable to higher payroll expenses due to an increase in headcount and certain non recurring legal charges.

        General and administrative expenses for the years ended December 31, 2019 and 2018 were $35.0 million and $36.2 million, respectively. General and administrative expenses include stock-based compensation of $4.8 million and $9.2 million for 2019 and 2018, respectively. The decrease in general and administrative expenses in 2019 was primarily due to a decrease in stock-based compensation expense. The general and administrative expenses excluding stock-based compensation expense are higher compared to the prior year primarily because of higher payroll expenses and certain non recurring legal charges.

Other operating expense

Other operating expense for the year ended December 31, 2019 was $1.1 million. The expense relates to the settlement of our legal case with Office of Foreign Assets Control ("OFAC").

Interest expense

        Interest expense for the three months ended December 31, 2019 and 2018 was $9.0 million and $6.5 million, respectively.

        Interest expense for the years ended December 31, 2019 and 2018 was $30.6 million and $25.7 million, respectively.

The increase in cash interest expense for both the quarter and the year is primarily due to an increase in our outstanding debt due to the acquisition of seven Ultramax vessels during 2019. The amortization of debt issuance costs and debt discount increased compared to prior year primarily due to the issuance of convertible bonds during the third quarter of 2019.

Liquidity and Capital Resources

The following table presents the cash flow information for the years ended December 31, 2019 and 2018 (in thousands):

	For the Years Ended
	December 31, 2019	December 31, 2018
Net cash provided by operating activities (1)	$21,686	$45,470
Net cash used in investing activities (2)	(168,619)	(31,014)
Net cash provided by financing activities (3)	127,900	7,381
Net (decrease)/increase in cash, cash equivalents and restricted cash	(19,033)	21,838
Cash and cash equivalents including restricted cash, beginning of year	78,164	56,326
Cash and cash equivalents including restricted cash, end of year	$59,130	$78,164

(1) The decrease in cash flows provided by operations resulted from a decrease in charter rates achieved by the Company in the current year as well as lower available days year over year as a result of scrubber installations and higher drydocking expenditures in the current year.

(2) During 2019, the Company purchased seven Ultramax vessels for $143.5 million offset by the proceeds from the sale of four vessels for $29.6 million and $3.8 million of insurance proceeds received on hull and machinery claims. Additionally, the Company paid $58.2 million for the purchase and installation of scrubbers and ballast water treatment systems on our fleet.

(3) On January 25, 2019, the Company completed a debt refinancing transaction and received net proceeds of $153.4 million by entering into new term and revolver loan facilities under the New Ultraco Debt Facility and repaying all outstanding debt under the Original Ultraco Debt Facility and New First Lien Facility of $82.6 million and $65.0 million, respectively. The Company paid $3.5 million as debt issuance costs to the lenders under the New Ultraco Debt Facility. The Company repaid $8.0 million of the Norwegian Bond Debt and $15.1 million under the New Ultraco Debt Facility. On July 29, 2019, the Company received $112.5 million in net proceeds from the Convertible Bond Debt, net of debt discount. On October 1, 2019, the Company entered into the First Amendment to the New Ultraco Debt Facility and received $34.3 million in proceeds. The Company utilized the proceeds from the Convertible Bond Debt and the New Ultraco Debt Facility for partial financing of six Ultramax vessels delivered in the third and fourth quarters of 2019. The Company incurred $1.7 million of other financing costs relating to the issuance of the Convertible Bond Debt and the New Ultraco Debt Facility. Additionally, the Company paid $1.4 million towards shares withheld for taxes due to the vesting of restricted shares.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels, which are expected to enhance the revenue earning capabilities and safety of these vessels.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking and vessel improvements necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years for vessels older than 15 years and five years for vessels younger than 15 years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that the process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

        Drydocking costs incurred are deferred and amortized on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. Vessel improvements are capitalized and depreciated on a straight-line basis over the remaining useful life of the vessel. In 2019, 11 of our vessels were drydocked, three vessels were undergoing drydock as of December 31, 2019 and we incurred $11.9 million in drydock related costs. In 2018, 11 of our vessels were drydocked and we incurred $8.3 million in drydocking related costs.

The following table represents certain information about the estimated costs for anticipated vessel drydockings, ballast water treatment systems ("BWTS"), and scrubber installations in the next four quarters, along with the anticipated off-hire days:

		Projected Costs(2) (in millions)
Quarter Ending	Off-hire Days(1)	BWTS	Scrubbers	Drydocks
March 31, 2020	231	$1.4	$16.2	$3.2
June 30, 2020	66	1.8	7.6	2.4
September 30, 2020	165	2.9	—	4.4
December 31, 2020	45	2.5	—	1.6

(1) Actual duration of off-hire days will vary based on the age and condition of the vessel, yard schedules and other factors.
(2) Actual costs will vary based on various factors, including where the drydockings are actually performed.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in U.S. dollars except share and per share data)

	For the Three Months Ended		For the Years Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Revenues, net	$71,486,350	$86,692,209	$292,377,638	$310,094,258

Voyage expenses	21,441,817	24,720,609	87,701,407	79,566,452
Vessel expenses	22,336,329	20,111,526	82,342,123	81,336,260
Charter hire expenses	8,151,640	10,209,535	42,168,642	38,045,778
Depreciation and amortization	11,321,536	9,708,395	40,545,904	37,717,462
General and administrative expenses	10,140,435	8,464,401	35,041,996	36,156,660
Other operating expense	1,125,000	—	1,125,000	—
Gain on sale of vessels	65,913	5,608	(5,978,566)	(335,160)
Total operating expenses, net	74,582,670	73,220,074	282,946,506	272,487,452

Operating (loss)/income	(3,096,320)	13,472,135	9,431,132	37,606,806

Interest expense	8,965,038	6,520,625	30,577,489	25,743,531
Interest income	(399,624)	(247,920)	(1,867,326)	(585,168)
Other expense/(income)	(490,281)	713,080	149,632	(126,241)
Loss on debt extinguishment	—	—	2,268,452	—
Total other expense, net	8,075,133	6,985,785	31,128,247	25,032,122
Net (loss)/income	$(11,171,453)	$6,486,350	$(21,697,115)	$12,574,684

Weighted average shares outstanding:
Basic	71,478,865	71,034,069	71,365,618	70,665,212
Diluted	71,478,865	72,067,130	71,365,618	71,802,173
Per share amounts:
Basic net (loss)/income	$(0.16)	$0.09	$(0.30)	$0.18
Diluted net (loss)/income	$(0.16)	$0.09	$(0.30)	$0.18

CONSOLIDATED BALANCE SHEETS
(in U.S. dollars except share and per share data)

	December 31, 2019	December 31, 2018
ASSETS:
Current assets:
Cash and cash equivalents	$53,583,898	$67,209,753
Restricted cash - current	5,471,470	—
Accounts receivable, net of a reserve of $2,472,345 and $2,073,616, respectively	19,982,871	19,785,582
Prepaid expenses	4,631,416	4,635,879
Inventories	15,824,278	16,137,785
Vessels held for sale	—	8,458,444
Other current assets	1,039,430	2,246,740
Total current assets	100,533,363	118,474,183
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $153,029,544 and $124,907,998, respectively	835,959,084	682,944,936
Advances for vessel purchase	—	2,040,000
Operating lease right-of-use assets	20,410,037	—
Other fixed assets, net of accumulated depreciation of $832,541 and $547,452, respectively	740,654	692,803
Restricted cash - noncurrent	74,917	10,953,885
Deferred financing costs - Super Senior Facility	166,111	285,342
Deferred drydock costs, net	17,495,270	12,186,356
Advances for scrubbers and ballast water systems and other assets	26,707,700	18,631,655
Total noncurrent assets	901,553,773	727,734,977
Total assets	$1,002,087,136	$846,209,160
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,483,397	$14,161,169
Accrued interest	5,321,089	1,735,631
Other accrued liabilities	28,996,836	10,064,017
Fair value of derivatives	756,229	929,313
Current portion of operating lease liabilities	13,255,978	—
Unearned charter hire revenue	4,692,259	6,926,839
Current portion of long-term debt	35,709,394	29,176,230
Total current liabilities	102,215,182	62,993,199
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	175,867,310	182,469,155
New First Lien Facility, net of debt discount and debt issuance costs	—	48,189,307
New Ultraco Debt Facility, net of debt issuance costs	141,396,770	—
Original Ultraco Debt Facility, net of debt discount and debt issuance costs	—	70,924,885
Convertible Bond Debt, net of debt discount and debt issuance costs	92,803,144	—
Operating lease liabilities	8,301,793	—
Other liabilities	—	208,651
Fair value below contract value of time charters acquired	—	1,818,114
Total noncurrent liabilities	418,369,017	303,610,112
Total liabilities	520,584,199	366,603,311
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued as of December 31, 2019 and 2018	—	—
Common stock, $.01 par value, 700,000,000 shares authorized, 71,502,206 and 71,055,400 shares issued and outstanding as of December 31, 2019 and 2018, respectively	715,022	710,555
Additional paid-in capital	917,862,269	894,272,533
Accumulated deficit	(437,074,354)	(415,377,239)
Total stockholders' equity	481,502,937	479,605,849
Total liabilities and stockholders' equity	$1,002,087,136	846,209,160

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31, 2019	December 31, 2018
Cash flows from operating activities:
Net (loss)/income	$(21,697,115)	$12,574,684
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation	34,318,053	32,364,359
Amortization of deferred drydocking costs	6,227,851	5,353,102
Amortization of operating lease right-of-use asset	12,764,596	—
Amortization of debt discount and debt issuance costs	3,783,939	1,913,651
Loss on debt extinguishment	2,268,452	—
Amortization of fair value below contract value of time charter acquired	—	(681,898)
Gain on sale of vessels	(5,978,566)	(335,160)
Net unrealized loss/(gain) on fair value of derivatives	(75,537)	315,748
Stock-based compensation expense	4,826,324	9,207,480
Drydocking expenditures	(11,903,474)	(8,323,191)
Changes in operating assets and liabilities:
Accounts payable	3,199,113	993,557
Accounts receivable	(6,902)	(3,465,025)
Accrued interest	3,585,458	(54,684)
Inventories	313,507	(2,024,706)
Operating lease liabilities short and long-term	(13,475,534)	—
Other current and non-current assets	1,503,904	(207,234)
Other accrued liabilities and other non-current liabilities	4,261,774	(1,125,638)
Prepaid expenses	4,463	(1,625,113)
Unearned revenue	(2,234,580)	590,531
Net cash provided by operating activities	21,685,726	45,470,463

Cash flows from investing activities:
Purchases of vessels and vessel improvements	(143,477,720)	(41,404,328)
Advance for vessel purchase	—	(2,040,000)
Purchase of scrubbers and ballast water treatment systems	(58,196,164)	(12,342,317)
Proceeds from hull and machinery insurance claims	3,845,967	—
Proceeds from redemption of short-term investment	—	4,500,000
Proceeds from sale of vessels	29,560,746	20,545,202
Purchase of other fixed assets	(351,434)	(272,067)
Net cash used in investing activities	(168,618,605)	(31,013,510)

Cash flows from financing activities:
Proceeds from the revolver loan under New First Lien Facility	5,000,000	—
Payment of revolver under New First Lien Facility	(5,000,000)	(5,000,000)
Proceeds from Convertible Bond Debt, net of debt discount	112,482,586	—
Proceeds from New Ultraco Debt Facility	187,760,000	—
Proceeds from Original Ultraco Debt Facility	—	21,400,000
Proceeds from Share Lending Agreement	35,829	—
Repayment of New First Lien Facility - term loan	(60,000,000)	—
Repayment of Norwegian Bond Debt	(8,000,000)	(4,000,000)
Repayment of Original Ultraco Debt Facility	(82,600,000)	—
Repayment of term loan under New Ultraco Debt Facility	(15,146,013)	—
Financing costs paid to lenders	(3,533,770)	—
Other financing costs	(1,655,353)	(2,465,037)
Cash received from exercise of stock options	—	4,865

Cash used to settle net share equity awards	(1,443,753)	(2,559,104)
Net cash provided by financing activities	127,899,526	7,380,724
Net (decrease)/increase in cash, cash equivalents and restricted cash	(19,033,353)	21,837,677
Cash, cash equivalents and restricted cash at beginning of year	78,163,638	56,325,961
Cash, cash equivalents and restricted cash at end of year	$59,130,285	$78,163,638

Supplemental cash flow information:
Accruals for Scrubbers, ballast water systems and drydock included in Accounts payable and Other accrued liabilities	$16,380,168	$5,801,867
Cash paid during the period for interest	$23,208,093	$23,884,565

Supplemental Information - Non-GAAP Financial Measures

This release includes various financial measures that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (SEC). We believe these measures provide important supplemental information to investors to use in evaluating ongoing operating results. We use these measures, together with GAAP measures, for internal managerial purposes and as a means to evaluate period-to-period comparisons. However, we do not, and you should not, rely on non-GAAP financial measures alone as measures of our performance. We believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations that when taken together with GAAP results and the reconciliations to corresponding GAAP financial measures that we also provide in our press releases provide a more complete understanding of factors and trends affecting our business. We strongly encourage you to review all of our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We define EBITDA as net (loss)/income under GAAP adjusted for interest, income taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net (loss)/income, operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, gain /(loss) on sale of vessels, restructuring expenses, loss on debt extinguishment and stock-based compensation expenses that the Company believes are not indicative of the ongoing performance of its core operations. The following table presents a reconciliation of our net income/(loss) to EBITDA and Adjusted EBITDA.

	Three Months Ended		For the Years Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net (loss)/income	$(11,171,453)	$6,486,350	$(21,697,115)	$12,574,684
Adjustments to reconcile net (loss)/income to EBITDA:
Interest expense	8,965,038	6,520,625	30,577,489	25,743,531
Interest Income	(399,624)	(247,920)	(1,867,326)	(585,168)
Income taxes	—	—	—	—
EBIT	(2,606,039)	12,759,055	7,013,048	37,733,047
Depreciation and amortization	11,321,536	9,708,395	40,545,904	37,717,462
EBITDA	8,715,497	22,467,450	47,558,952	75,450,509
Non-cash, one-time and other adjustments to EBITDA(1):	1,064,334	1,022,047	1,116,210	8,190,420
Adjusted EBITDA	$9,779,831	$23,489,497	$48,675,162	$83,640,929

(1)One-time and other adjustments to EBITDA includes; loss on debt extinguishment, vessel impairment, stock-based compensation, (gain)/loss on sale of vessels and amortization of fair value below contract value of time charter acquired.

TCE revenue and TCE

Time charter equivalent ("TCE") is a non-GAAP financial measure that is commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses, adjusted for the impact of one legacy time charter and realized gains/(losses) on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company's calculation of TCE may not be comparable to that reported by other companies. The Company calculates relative performance by comparing TCE against the Baltic Supramax Index ("BSI") adjusted for commissions and fleet makeup. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

The following table presents the reconciliation of revenues, net to TCE:

	Three Months Ended		For the Years Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Revenues, net	$71,486,350	$86,692,209	$292,377,638	$310,094,258
Less:
Voyage expenses	(21,441,817)	(24,720,609)	(87,701,407)	(79,566,452)
Charter hire expenses	(8,151,640)	(10,209,535)	(42,168,642)	(38,045,778)
Reversal of one legacy time charter	(269,504)	(225,746)	(36,527)	(410,116)
Realized gain/(loss) on FFAs and bunker swaps	294,056	(210,573)	(126,231)	535,234
TCE revenue	$41,917,445	$51,325,746	$162,344,831	$192,607,146

Owned available days	3,712	4,227	15,631	16,790
TCE	$11,292	$12,142	$10,386	$11,472

Glossary of Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

Chartered-in under operating lease days: We define chartered-in under operating lease days as the aggregate number of days in a period during which we charter-in vessels. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days, which the Company has recently updated and reflected in the table above in this press release to better reflect the way management views the business, as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

Definitions of capitalized terms related to our Indebtedness

Norwegian Bond Debt: Norwegian Bond Debt refers to the Senior Secured Bonds issued by Eagle Bulk Shipco LLC, a wholly-owned subsidiary of the Company ("Shipco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Shipco, as guarantors ("Shipco Vessels"), on November 28, 2017 for $200.0 million, pursuant to those certain Bond Terms, dated as of November 22, 2017, by and between Shipco, as issuer, and Nordic Trustee AS, a company existing under the laws of Norway (the “Bond Trustee”). The bonds, currently at $188.0 million, are secured by 24 vessels.

New Ultraco Debt Facility: New Ultraco Debt Facility refers to senior secured credit facility for $208.4 million entered into by Ultraco Shipping LLC ("Ultraco"), a wholly-owned subsidiary of the Company, as the borrower (the "New Ultraco Debt Facility"), with the Company and certain of its indirectly vessel-owning subsidiaries, as guarantors (the “Guarantors”), the lenders party thereto, the swap banks party thereto, ABN AMRO Capital USA LLC ("ABN AMRO"), Credit Agricole Corporate and Investment Bank, Skandinaviska Enskilda Banken AB ( PUBL) and DNB Markets Inc., as mandated lead arrangers and bookrunners, and ABNAMRO, as arranger, security trustee and facility agent. The New Ultraco Debt Facility provides for an aggregate principal amount of $208.4 million, which consists of (i) a term loan facility of $153.4 million and (ii) a revolving credit facility of $55.0 million. As of December 31, 2019, the $55.0 million revolving credit facility remains undrawn. The New Ultraco Debt Facility is secured by 24 vessels.

New First Lien Facility: New First Lien Facility refers to the credit facility for $65.0 million (term loan and revolver) entered into by and among Eagle Shipping LLC, a wholly-owned subsidiary of the Company ("Eagle Shipping"), as borrower, certain wholly-owned vessel-owning subsidiaries of Eagle Shipping, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC, as facility agent and security trustee for the Lenders, ABN AMRO Capital USA LLC, Credit Agricole Corporate and Investment Bank and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO Capital USA LLC, as arranger and bookrunner on December 8, 2017. The outstanding debt under the New First Lien Facility was repaid in full in the first quarter of 2019 with proceeds from the New Ultraco Debt Facility.

Original Ultraco Debt Facility: Original Ultraco Debt Facility refers to the credit facility for $82.6 million entered into by and among Eagle Bulk Ultraco LLC, a wholly-owned subsidiary of the Company ("Ultraco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Ultraco, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC (“ ABN AMRO”), as facility agent and security trustee for the Ultraco Lenders, ABN AMRO, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO, as arranger and bookrunner on June 28, 2017. The proceeds were used to finance the acquisition of nine Ultramax vessels during 2017 and two Ultramax vessels during 2018. The Original Ultraco Debt Facility was repaid in full in the first quarter of 2019 with proceeds from the New Ultraco Debt Facility.

Convertible Bond Debt: Convertible Bond Debt refers to net proceeds of approximately $112.5 million that the Company received on July 29, 2019 from its issuance of 5.0% Convertible Senior Notes due 2024. The Company utilized the net proceeds to partially finance the purchase of six Ultramax vessels which were delivered to the Company in the third and fourth quarters of 2019.

Super Senior Facility: Super Senior Facility refers to the credit facility for $15.0 million, by and among Shipco as borrower, and ABN AMRO Capital USA LLC, as original lender, mandated lead arranger and agent. The proceeds of the Super Senior Facility which is currently undrawn, are expected, pursuant to the terms of the Super Senior Facility, to be used (i)to acquire additional vessels or vessel owners and (ii) for general corporate and working capital purposes of Shipco and its subsidiaries. As of December 31, 2019, the $15.0 million revolving credit facility remains undrawn

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:00 a.m. ET on Thursday, March 5, 2020, to discuss the fourth quarter results.

To participate in the teleconference, investors and analysts are invited to call 1 844-282-4411 in the U.S., or 1 512-900-2336 outside of the U.S., and reference participant code 8194601. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:00 AM ET on March 5, 2020 until 11:00 AM ET on March 12, 2020. To access the replay, call 1 855-859-2056 in the U.S., or 1 404-537-3406 outside of the U.S., and reference passcode 8194601.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. (“Eagle” or the “Company”) is a U.S.based fully integrated shipowner-operator providing global transportation solutions to a diverse group of customers including miners, producers, traders, and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Copenhagen, Eagle focuses exclusively on the versatile mid-size drybulk vessel segment and owns one of the largest fleets of Supramax/Ultramax vessels in the world. The Company performs all management services in-house (including: strategic, commercial, operational, technical, and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

CONTACT

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping, Inc.

Tel. +1 203-276-8100
Email: investor@eagleships.com

Media Contact:
Rose & Company
Tel. +1 212-359-2228
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Source: Eagle Bulk Shipping Inc.